ADMINISTRATIVE CLASS SHARES DISTRIBUTION PLAN

HARBOR FUNDS

ADMINISTRATIVE CLASS SHARES DISTRIBUTION PLAN, dated as of August 31, 2011 of HARBOR FUNDS, a Delaware business trust (the “Trust”).

WITNESSETH

WHEREAS, the Trust is engaged in business as an open-end, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”);

WHEREAS, the Trust has established series of beneficial interest representing interests in different portfolios or funds of the Trust (each, a “Fund”);

WHEREAS, the Trust has also established a class of shares of beneficial interest of each Fund designated as Administrative Class Shares (the “Administrative Class Shares”) to be distributed subject to Rule 12b-1 promulgated by the Securities and Exchange Commission (the “SEC”) under the 1940 Act (“Rule 12b-1”), and desires to adopt this Administrative Class Shares distribution plan (the “Administrative Class Plan”) as a plan of distribution pursuant to Rule 12b-1;

WHEREAS, the Trust desires that Harbor Funds Distributors, Inc., a Delaware corporation and the principal underwriter/distributor (“HFD”), or such other persons as may be appointed principal underwriter from time to time (together with HFD, the “Underwriter”), provide certain distribution services for the Funds’ Administrative Class Shares in connection with the Administrative Class Plan;

WHEREAS, the Trust has entered into an underwriting agreement (in a form approved by the Trust’s Board of Trustees in a manner specified in Rule 12b-1) with the Underwriter, whereby the Underwriter provides facilities and personnel and renders services to the Funds in connection with the offering and distribution of Administrative Class Shares (the “Underwriting Agreement”);

WHEREAS, the Trust also recognizes and agrees that (a) the Underwriter may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the “Dealers”) of the Administrative Class Shares in connection with the offering of Administrative Class Shares, (b) the Underwriter may compensate any Dealer that sells Administrative Class Shares in the manner and at the rate or rates to be set forth in an agreement between the Underwriter and such Dealer, and (c) the Underwriter may make such payments to the Dealers for distribution services out of the fee paid to the Underwriter hereunder, its profits or any other source available to it;

WHEREAS, the Trust also recognizes and agrees that (a) the Underwriter may engage Dealers, brokers, banks and other entities which may (i) serve as trustees of or administrators for employee benefit, profit-sharing and retirement plans, or (ii) otherwise act directly or indirectly as nominees and recordholders of Administrative Class Shares for their respective customers who are or may become beneficial owners of such shares (collectively, the “Service Organizations”) to perform certain recordkeeping and/or personal and account maintenance services for Administrative Class shareholders on behalf of a Fund, (b) the Underwriter may compensate such Service Organizations in the manner and at the rate or rates to be set forth in an agreement between the Underwriter and such Service Organization, and (c) the Underwriter may make such payments to the Service Organizations for recordkeeping and/or personal and account maintenance services out of the fee paid to the Underwriter hereunder, its profits or any other source available to it; and

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WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Administrative Class Plan, has evaluated such information as it deemed necessary to make an informed determination whether this Administrative Class Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of a Fund for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Administrative Class Plan will benefit each Fund and its Administrative Class shareholders;

NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Administrative Class Plan for the Funds as a plan of distribution of Administrative Class Shares in accordance with Rule 12b-1, on the following terms and conditions:

1.	(a) The Trust, on behalf of each Fund, is authorized to compensate the Underwriter for (1) distribution services; (2) recordkeeping services; and (3) personal and account maintenance services performed and expenses incurred by the Underwriter in connection with the Funds’ Administrative Class Shares. Nothing in this Administrative Class Plan is intended to or shall cause there to be any implication that compensation for the distribution, recordkeeping and personal and account maintenance services described herein may be made only pursuant to a plan of distribution under Rule 12b-1.

(b) The amount of compensation paid during any one year for distribution, recordkeeping and personal and account maintenance services with respect to Administrative Class Shares shall be 0.25% of a Fund’s average daily net assets attributable to Administrative Class Shares for such year. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine. The payment of compensation to the Underwriter is subject to compliance by the Underwriter with the terms of the Underwriting Agreement. For the purposes of determining the compensation payable under this Administrative Class Plan, the average daily net asset value of a class of a Fund shall be computed in the manner specified in the Trust’s Declaration of Trust and the Fund’s current prospectus.

(c) Distribution services and expenses for which the Underwriter may be compensated pursuant to this Administrative Class Plan include, without limitation: (i) compensation to and expenses (including allocable overhead, travel and telephone expenses) of (A) Dealers, brokers and other dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”), or their respective officers, sales representatives and employees, (B) the Underwriter and any of its affiliates and any of their respective officers, sales representatives and employees, (C) banks and their officers, sales representatives and employees, who engage in or support distribution of a Fund’s Administrative Class Shares; (ii) printing and distribution of reports and prospectuses for other than existing shareholders; and (iii) preparation, printing and distribution of sales literature and advertising materials.

(d) Recordkeeping services for which the Underwriter or any of its affiliates and any Service Organizations may be compensated pursuant to this Administrative Class Plan include, without limitation, to the extent not otherwise provided by or on behalf of a Fund: (i) acting, or arranging for another party to act, as recordholder and nominee of Administrative Class Shares beneficially owned by certain shareholders; (ii) establishing and maintaining individual accounts and records with respect to Administrative Class Shares; (iii) processing and issuing confirmations concerning orders to purchase, redeem and exchange Administrative Class Shares; (iv) receiving and transmitting funds

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representing the purchase price or redemption proceeds of such Administrative Class Shares; (v) facilitating the processing of transactions in a Fund or providing electronic, computer or other database information regarding a Fund to shareholders; (vi) developing, maintaining and supporting systems necessary to support accounts for Administrative Class Shares; and (vii) performing any other services which do not constitute “personal and account maintenance services” within the meaning of applicable FINRA rules.

(e) Personal and account maintenance services for which the Underwriter or any of its affiliates and any Service Organizations may be compensated pursuant to this Administrative Class Plan include, without limitation: payments made to or on account of the Underwriter or any of its affiliates and any Service Organizations, or their respective officers, sales representatives and employees, who respond to inquiries of, and furnish assistance to, shareholders regarding their ownership of Administrative Class Shares or their accounts or who provide similar services not otherwise provided by or on behalf of a Fund. As partial consideration for personal services and/or account maintenance services provided by the Underwriter to the Administrative Class Shares, the Underwriter shall be entitled to be paid any fees payable under this clause (e) with respect to Administrative Class shares for which no dealer of record exists, where less than all consideration has been paid to a dealer of record or where qualification standards have not been met.

(f) The fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that the amounts paid hereunder shall not exceed any limitations, including permissible interest, imposed by applicable FINRA or SEC rules. Appropriate adjustments to payments made pursuant to clause (b) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by a Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by Section 2830(d) of the NASD Conduct Rules of FINRA or any applicable successor rule.

(g) In addition to the payments which the Trust, on behalf of each Fund, is authorized to make pursuant to this paragraph 1, to the extent that the Trust, on behalf of any Fund, Harbor Capital Advisors, Inc. (the “Adviser”), the Underwriter or other parties on behalf of a Fund, the Adviser or the Underwriter make payments that are deemed to be payments by a Fund for the financing of any activity primarily intended to result in the sale of Administrative Class Shares issued by the Fund within the context of Rule 12b-1, then such payments shall be deemed to have been made pursuant to this Administrative Class Plan; provided, however, that the amount of such payments is deemed to be in addition to, rather than part of, the amount of compensation paid pursuant to paragraph 1(b) hereof.

2. The Trust understands that agreements between the Underwriter and Dealers and Service Organizations may provide for payment of fees to Dealers in connection with the sale of Administrative Class Shares and/or the provision of recordkeeping and/or personal and account maintenance services. Nothing in this Administrative Class Plan shall be construed as requiring the Trust or any Fund to make any payment to any Dealer or Service Organization or to have any obligations to any Dealer or Service Organization in connection with services as a dealer or shareholder servicing agent of the Administrative Class Shares. The Underwriter shall agree and undertake that any agreement entered into between the Underwriter and any Dealer or Service Organization shall provide that such Dealer or Service Organization shall look solely to the Underwriter for compensation for its services thereunder and that in no event shall such Dealer or Service Organization seek any payment from the Trust.

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3. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

4. This Administrative Class Plan shall become effective upon approval by (i) a vote of the Board of Trustees, and (ii) a vote of a majority of the Trustees who are not “interested persons” of the Trust and who have no direct or indirect financial interest in the operation of the Administrative Class Plan or in any agreements related to the Administrative Class Plan (the “Qualified Trustees”), such votes to be cast in person at a meeting called for the purpose of voting on this Administrative Class Plan.

5. This Administrative Class Plan and any agreements related to this Administrative Class Plan shall continue in effect for a period of more than one year only so long as such continuance is “specifically approved at least annually” by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Administrative Class Plan shall expire on the first anniversary of the adoption of this Administrative Class Plan following the last such approval.

6. After Administrative Class Shares have been issued, this Administrative Class Plan may be amended as to any Fund at any time by the Board of Trustees, provided that this Administrative Class Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a “majority of the outstanding voting securities” of Administrative Class of the relevant Fund and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. This Administrative Class Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a “majority of the outstanding voting securities” of Administrative Class of the relevant Fund.

7. Any agreement related to this Administrative Class Plan shall be in writing and shall provide: (i) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a “majority of the outstanding voting securities” of Administrative Class of the relevant Fund, on not more than sixty (60) days’ written notice to any other party to the agreement; and (ii) that such agreement shall terminate automatically in the event of its “assignment.”

8. The Trust, the Underwriter and any other person authorized to direct the disposition of monies paid or payable by the Trust or a Fund hereunder or pursuant to any related agreement shall provide to the Trust’s Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Administrative Class Plan and the purposes for which such expenditures were made.

9. While this Administrative Class Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not “interested persons” of the Trust.

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10. For the purposes of this Administrative Class Plan, the terms “assignment,” “interested persons,” “majority of the outstanding voting securities” and “specifically approved at least annually” are used as defined in the 1940 Act.

11. The Trust shall preserve copies of this Administrative Class Plan, and each agreement related hereto and each report referred to in paragraph 8 hereof (collectively, the “Records”), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

12. This Administrative Class Plan shall be construed in accordance with the laws of Delaware and the applicable provisions of the 1940 Act.

13. If any provision of this Administrative Class Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Administrative Class Plan shall not be affected thereby.

14. The obligations of the Trust and each Fund hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only a Fund’s property allocable to Administrative Class Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

Effective August 31, 2011

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